Exhibit 1.1

                                  (Translation)

                            ARTICLES OF INCORPORATION
                                       OF
                               RICOH COMPANY, LTD.

                          (As amended on June 28, 2005)

                          CHAPTER I. GENERAL PROVISIONS

(Trade Name)

        Article 1. The name of the Company is Kabushiki Kaisha Ricoh and is written RICOH COMPANY, LTD. in English.

(Location of Head Office)

        Article 2. The head office of the Company is to be located in Ohta-ku, Tokyo.

(Objectives)

        Article 3. The objectives of the Company are to engage in the following businesses:

        1. Manufacture, sale, installation work and electrical communication work of optical, office, audio, electric and measuring equipment, other general machinery and equipment and accessories and supplies therefor;

        2. Manufacture and sale of photographic sensitive materials and duplicating papers;

        3. Manufacture and sale of various raw materials for photographic sensitive materials, and various chemical materials for chemical industries;

        4. Manufacture, processing and sale of papers, pulps, textiles, general merchandise and by-products thereof;

        5.      Investment in, or sale of the products of, other companies;

        6. Import and export of the goods described in any of the foregoing items and other goods of every kind and description;

        7. Brokerage business for casualty insurance and the insurance brokerage business under the Automobile Liability Security Law of Japan;

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        8.      Direct marketing through the Internet, facsimile and telephone, etc.; and

        9. Any and all business incidental or relating to any of the foregoing items.

(Public Notices)

        Article 4. Public notices of the Company shall appear in the Nihon Keizai Shimbun published in Tokyo.

                               CHAPTER II. SHARES

(Total Number of Shares to be Issued and Types of Share Certificates)

        Article 5. The total number of shares to be issued by the Company is one billion and five hundred million (1,500,000,000) shares. If any shares are cancelled, the number of shares so cancelled shall be deducted from the total number of shares to be issued.

                2. The types of share certificates to be issued by the Company shall be subject to the Share Handling Regulations established by the Board of Directors.

(Purchase of Treasury Stocks)

        Article 6 The Company may purchase the shares of its own stocks by a resolution of the Board of Directors pursuant to Paragraph 1, Item 2 of Article 211-3 of the Commercial Code.

(Number of Shares Constituting One Unit and Non-Issuance of Certificates for Less-Than-One-Unit Shares)

        Article 7. The number of shares constituting one unit of shares of the Company shall be one thousand (1,000) shares.

                2. The Company shall not issue any certificates for shares constituting less than one unit of shares (hereinafter referred to as "less-than-one-unit shares"), unless otherwise provided for in the Share Handling Regulations.

(Sale of Shares Constituting Less-Than-One-Unit Shares to Constitute One Unit)

         Article 8. A shareholder (including the beneficial shareholder; the same applies hereinafter) who holds less-than-one-unit shares of the Company, may request that the Company sell such number of shares as may, together with such number of less-than-one-unit shares, constitute one unit of shares, in accordance with the Share Handling Regulations.

(Transfer Agent)

        Article 9. The Company shall have a transfer agent for its shares.

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                2. The transfer agent and its business office shall be
determined by resolution of the Board of Directors and public notice shall be given thereof.

                3. The register of shareholders (including the register of beneficial shareholders; the same applies hereinafter) and the register of the lost share certificates of the Company shall be kept at the business office of the transfer agent. All business pertaining to the shares of the Company, such as the registration of a transfer of shares and the purchase and sale of less-than-one-unit shares, shall be handled by the transfer agent and not by the Company.

(Share Handling Regulations)

        Article 10. The registration of a transfer of shares, the registration of the lost share certificates, the purchase and sale of less-than-one-unit shares by the Company, and other business pertaining to the shares of the Company shall be subject to the Share Handling Regulations established by the Board of Directors.

(Record Date)

        Article 11. The Company shall deem the shareholders (including the beneficial shareholders; the same applies hereinafter) appearing or recorded in the final register of shareholders as of the accounts closing date for each business year to be the shareholders entitled to exercise the shareholders' rights at the ordinary general meeting of shareholders concerning such business year.

                2. In addition to the preceding paragraph, whenever necessary, upon giving prior public notice in accordance with the resolution of the Board of Directors, the Company may deem the shareholders or registered pledgees appearing or recorded in the register of shareholders as of a certain fixed date to be the shareholders or registered pledgees entitled to exercise their rights.

                  CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

(Calling of Meeting)

         Article 12. The ordinary general meeting of shareholders shall be called in June each year and an extraordinary general meeting of shareholders shall be called as the necessity arises.

                2. A general meeting of shareholders shall be called by a Representative Director previously appointed by the resolution of the Board of Directors.

                3. In the event that the Representative Director as appointed above is unable to act, one of the other directors shall call such meeting in the order determined in advance by resolution of the Board of Directors.

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(Exercise of Voting Rights by Proxy)

        Article 13. A shareholder may exercise his voting rights by proxy who shall be another shareholder of the Company entitled to vote.

                2. Such shareholder or proxy shall submit a power of attorney to the Company.

(Chairman)

        Article 14. A Representative Director previously appointed by resolution of the Board of Directors shall preside over a general meeting of shareholders. In the event that the Representative Director is unable to act, one of the other directors shall act in his place in the order determined in advance by resolution of the Board of Directors.

(Method of Adopting Resolutions)

        Article 15. Except as otherwise provided for in laws, ordinances or these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present thereat.

                2. Special resolutions provided for in Article 343 of the Commercial Code shall be adopted by the vote of the shareholders not less than two-thirds (2/3) of those present at the meeting whereby one-third (1/3) of voting rights of all the shareholders shall constitute a quorum.

(Minutes)

        Article 16. The proceedings in outline and the resultant actions taken at a general meeting of shareholders shall be entered in the minutes, which shall bear the names and seals of the chairman of the meeting and the directors present and shall be kept by the Company.

                  CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

(Number)

        Article 17. The Company shall have not more than fifteen (15) directors.

(Election)

        Article 18. Directors shall be elected at a general meeting of shareholders.

                2. Resolutions for the election under the preceding paragraph shall be adopted by a majority of the votes of the shareholders present who hold not less than one-third (1/3) of the voting rights of all the shareholders.

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                3. Cumulative voting shall not be used for the adoption of resolutions for the election of directors.

(Term of Office)

        Article 19. The term of office of directors shall be until the close of the ordinary general meeting of shareholders relating to the last accounts closing date occurring within two (2) years after their assumption of office; provided, however, that the term of office of a director elected to fill a vacancy or by reason of an increase in the number of directors shall be for the remaining balance of the term of office of the other directors currently in office.

(Filling of Vacancy)

        Article 20. In the event of any vacancy occurring in the office of directors, no election to fill such vacancy may be held, if the number of the remaining directors is not short of the statutory number.

(Representative Directors)

        Article 21. One (1) or more representative directors shall be appointed by resolution of the Board of Directors.

(Calling of Meetings of Board of Directors; Chairman; Resolutions)

        Article 22. The Board of Directors shall decide important matters concerning the execution of business and affairs of the Company as well as such matters as are provided for in laws and ordinances.

                2. A meeting of the Board of Directors shall be called and presided over by a Director previously appointed by the Board of Directors. In case the Director is unable to act, one of the other directors shall act in his place in the order determined in advance by resolution of the Board of Directors.

                3. Notice of a meeting of the Board of Directors shall be dispatched to each director and each statutory auditor three (3) days before the date of the meeting; provided, however, that such meeting may be held without going through the procedure for calling if so agreed by all the directors and the statutory auditors.

                4. Resolutions at a meeting of the Board of Directors shall be adopted by a majority of the directors present who shall constitute a majority of the total number of directors.

(Remuneration)

        Article 23. Remuneration of directors shall be determined by resolution at a general meeting of shareholders.

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          CHAPTER V. STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS

(Number)

         Article 24. The Company shall have not more than five (5) statutory auditors.

(Election)

        Article 25. Statutory auditors shall be elected at a general meeting of shareholders.

                2. Resolutions for the election under the preceding paragraph shall be adopted by a majority of the votes of the shareholders present who hold not less than one-third (1/3) of the voting rights of all the shareholders.

(Term of Office)

         Article 26. The term of office of statutory auditors shall be until the close of the ordinary general meeting of shareholders relating to the last accounts closing date occurring within four (4) years after their assumption of office; provided, however, that the term of office of a statutory auditor elected to fill a vacancy shall be for the remaining balance of the term of office of the retired statutory auditor.

(Filling of Vacancy)

         Article 27. In the event of any vacancy occurring in the office of statutory auditors, no election to fill such vacancy may be held, if the number of the remaining statutory auditors is not short of the statutory number.

(Calling of Meetings of Board of Statutory Auditors; Resolutions)

         Article 28. The Board of Statutory Auditors shall decide matters concerning the audit policy, the methods for investigating the state of the business and property and the execution of other duties of statutory auditors as well as such matters as are provided for in laws and ordinances.

                2. A meeting of the Board of Statutory Auditors shall be called by each statutory auditor.

                3. Notice of a meeting of the Board of Statutory Auditors shall be dispatched to each statutory auditor three (3) days before the date of the meeting; provided, however, that such meeting may be held without going through the procedure for calling if so agreed by all the statutory auditors.

                4. Except as otherwise provided for in laws or ordinances, resolutions at a meeting of the Board of Statutory Auditors shall be adopted by a majority of the statutory auditors.

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(Full-Time Statutory Auditor)

        Article 29. The statutory auditors shall appoint a full-time statutory auditor or auditors from among their number.

(Remuneration)

        Article 30. Remuneration of statutory auditors shall be determined by resolution at a general meeting of shareholders.

                              CHAPTER VI. ACCOUNTS

(Business Year; Accounts Closing Date)

        Article 31. The business year of the Company shall be from April 1 of each year to March 31 of the following year and the last day of each business year shall be the accounts closing date.

(Dividends)

        Article 32. Dividends shall be paid to the shareholders and registered pledgees appearing or recorded in the final register of shareholders as of March 31 of each year.

(Interim Dividends)

        Article 33. The Company may, by resolution of the Board of Directors, make cash distribution as provided for in Article 293-5 of the Commercial Code of Japan ("interim dividends") to the shareholders or registered pledgees appearing or recorded in the final register of shareholders as of September 30 of each year.

(Period of Limitations)

        Article 34. The Company shall be relieved from the obligation to pay any dividend or interim dividend if such any dividend or interim dividend remains unreceived after the lapse of three (3) full years from the date on which the same became due and payable.

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